Exhibit 10.3

CONTRIBUTION AGREEMENT
DATED AS OF NOVEMBER 20, 2012
BY AND AMONG
CYRUSONE LP,
a Maryland limited partnership
AND
DATA CENTER INVESTMENTS INC.,
a Delaware corporation

i

Defined Terms

TERM	SECTION
Affiliate	Section 8.02
Agreement	Introduction
Business Day	Section 8.02
CBI	Section 8.02
Claim	Section 3.10
Claim Notice	Section 3.10
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 8.02
Contributor	Introduction
Customer Leases	Section 4.15
CyrusOne Credit Agreement	Section 8.02
CyrusOne GP	Recitals
CyrusOne LLC	Recitals
CyrusOne LLC Assets	Section 4.07
Debt Issuance	Recitals
Environmental Laws	Section 8.02
Environmental Permits	Section 8.02
Expiration Date	Article V
Formation Transactions	Recitals
Governmental Authority	Section 8.02
Hazardous Materials	Section 8.02
Indemnified Party	Article V
Indemnifying Party	Article V
Law	Section 8.02
Liens	Section 8.02
LLC Agreement	Section 8.02
Losses	Article V
Material Adverse Effect	Section 8.02
OP Units	Recitals
OP Value	Section 5.05
Operating Partnership	Introduction
Operating Partnership Agreement	Section 1.05
Operating Partnership Subsidiaries	Section 3.01
Order	Section 8.02
Outside Date	Section 2.06
Ownership Interests	Recitals
Permitted Lien	Section 8.02
Person	Section 8.02
Properties	Recitals
REIT	Introduction
REIT Common Stock	Section 8.02
Release	Section 8.02

Securities Act	Section 8.02
Subsidiary	Section 8.02
Tax	Section 8.02
Tax Return	Section 8.02
Third Party Claims	Article V
Total Consideration	Section 1.02

v

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT is made and entered into as of November 20, 2012 (this “Agreement”), by and between CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”), which is a Subsidiary of CyrusOne Inc., a Maryland corporation (the “REIT”), and Data Center Investments Inc., a Delaware corporation (the “Contributor”).
RECITALS
WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties listed on Exhibit A (the “Properties”) through a series of transactions whereby the Operating Partnership will acquire all of the interests in CyrusOne LLC, a Delaware limited liability company (“CyrusOne LLC”), which owns or holds, directly or indirectly, fee simple or leasehold interests in the Properties;
WHEREAS, the Contributor owns all of the interests in CyrusOne LLC;
WHEREAS, the transactions contemplated by this Agreement and certain other internal restructuring transactions to be completed prior to or on the Closing Date as set forth on Exhibit B-1 (collectively, the “Formation Transactions”) are related to the proposed issuance of 6.375% senior notes due 2022 by the Operating Partnership and CyrusOne Finance Corp., a Maryland corporation, as co-issuers (the “Debt Issuance”);
WHEREAS, the Contributor will transfer its interests in CyrusOne LLC (which includes all of CyrusOne LLC's interests in CyrusOne Foreign Holdings LLC, a Delaware limited liability company, CyrusOne UK Holdco LLP, a U.K. limited liability partnership and CyrusOne UK Limited, a U.K. limited company, each a Subsidiary of CyrusOne LLC) to the Operating Partnership in exchange for units of limited partnership interest (“OP Units”) in the Operating Partnership;
WHEREAS, the Contributor desires to, and the Operating Partnership desires the Contributor to, contribute to the Operating Partnership, all of the Contributor's right, title and interest, free and clear of all Liens, except for Permitted Liens, including, without limitation, all of its voting rights and interests in the capital, profits and losses of CyrusOne LLC or any property distributable therefrom, constituting all of its interests in and to CyrusOne LLC (such rights, title and interests in and to CyrusOne LLC are collectively referred to as the “Ownership Interests”), in exchange for OP Units, on the terms and subject to the conditions set forth herein; and
WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein and the other Formation Transactions.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01. CONTRIBUTION TRANSACTION. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby assigns, sets over, and transfers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, except for Permitted Liens, all of the Contributor's right, title and interest in and to the Ownership Interests, in exchange for the consideration set forth in Section 1.02.

Section 1.02. CONSIDERATION. The Operating Partnership shall, in exchange for the Ownership Interests, transfer to the Contributor 55,038,337 OP Units (the “Total Consideration”). The transfer of OP Units to the Contributor shall be evidenced by an amendment to the Operating Partnership Agreement in such form as shall be reasonably acceptable to the Contributor.

Section 1.03. FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Ownership Interests contributed by the Contributor, the Contributor shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Ownership Interests or otherwise to carry out this Agreement; provided, that the Contributor shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Contributor that are not contemplated by this Agreement or reasonably inferable by the terms herein.

Section 1.04. TREATMENT AS CONTRIBUTION.

(a)Any transfer, assignment and exchange by the Contributor effectuated pursuant to this Agreement shall constitute a “Capital Contribution” by the Contributor to the Operating Partnership as defined in Article I of the Operating Partnership Agreement (as defined) and is intended to be governed by Section 721(a) of the Code.

(b)The Contributor and the Operating Partnership agree to the tax treatment described in Section 1.04(a), and the Contributor and the Operating Partnership shall file their respective Tax Returns consistent with such treatment, unless otherwise required by applicable Law.

ARTICLE II

CLOSING

Section 2.01. CONDITIONS PRECEDENT.

(a)Condition to Each Party's Obligations. The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver of the following conditions:

(i)Debt Issuance Proceeds. All conditions to the Debt Issuance shall have been satisfied and the initial purchasers under the purchase agreement relating to the Debt Issuance shall be prepared to fund the Debt Issuance. This condition may not be waived by any party.

(ii)No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement or any of the other Formation Transactions nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(iii)Formation Transactions. The Formation Transactions set forth on Exhibit B-2 shall have been consummated not later than concurrently herewith. This condition may not be waived by any party.

(b)Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i)Representations and Warranties. Except as would not have a Material Adverse Effect, the representations and warranties of the Contributor contained in this Agreement shall be true and correct at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii)Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii)Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributor to consummate the transactions contemplated by this Agreement) and the other Formation Transactions shall have been obtained.

(iv)No Material Adverse Change. There shall not have occurred between the date hereof and the Closing Date any material adverse change in the business, financial condition, properties or results of operations of CyrusOne LLC.

(c)Conditions to Obligations of the Contributor. The obligations of the Contributor are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

(i)Representations and Warranties. Except as would not have a Material Adverse Effect, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at and as of the Closing (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date).

(ii)Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 2.02. TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfers contemplated by Sections 1.01 and 1.02 and the other transactions contemplated hereby (the “Closing”) shall occur immediately prior to the time the Operating Partnership receives the proceeds from the Debt Issuance on November 20, 2012 (the “Closing Date”). The Closing shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or such other place as mutually determined by the parties hereto. The transfers described in Sections 1.01 and 1.02 and all closing deliveries shall be deemed concurrent for all purposes.

Section 2.03. DELIVERY OF OP UNITS. The issuance of the OP Units to the Contributor shall be evidenced by an amendment to the Operating Partnership Agreement in such form as shall be reasonably acceptable to the Contributor.

Section 2.04. CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any other documents reasonably requested by the Operating Partnership or the Contributor or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Ownership Interests, free and clear of all Liens, except for Permitted Liens, and to effectuate the transactions contemplated hereby.

Section 2.05. TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the contributions contemplated by this Agreement shall not have been consummated on or prior to the second Business Day following the date hereof (such date is hereinafter referred to as the “Outside Date”), unless extended in writing by the parties to this Agreement.

Section 2.06. EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party's obligations under this Agreement is not satisfied by the Outside Date as a result of the other party's material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.07. TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to the Contributor, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP

The Operating Partnership hereby represents and warrants to and covenants with the Contributor as follows:
Section 3.01. ORGANIZATION; AUTHORITY.

(a)The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Maryland. The Operating Partnership has all requisite power and authority to enter this Agreement and each other agreement, document and instrument contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties or results of operations of the Operating Partnership and the Subsidiaries of the Operating Partnership (the “Operating Partnership Subsidiaries” and, each individually, an “Operating Partnership Subsidiary”), taken as a whole.

(b)Exhibit C sets forth as of the date hereof, (i) each Operating Partnership Subsidiary, (ii) the ownership interest therein of the Operating Partnership and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing under the Law of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties or results of operations of the Operating Partnership and the Operating Partnership Subsidiaries, taken as a whole.

Section 3.02. DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and each other agreement, document and instrument contemplated hereby by the Operating Partnership has been duly and validly authorized by all necessary action of the Operating Partnership.

This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors' rights and general principles of equity.

Section 3.03. CONSENTS AND APPROVALS. Except in connection with the Debt Issuance or as set forth on Schedule 3.03, no material consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement, the transactions contemplated hereby or the other Formation Transactions.

Section 3.04. NO VIOLATION. None of the execution, delivery or performance of this Agreement, or any agreement contemplated hereby between the parties to this Agreement or the consummation of the transactions contemplated hereby or thereby (including the other Formation Transactions) does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Operating Partnership, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership or (c) any other agreement to which the Operating Partnership is a party thereto.

Section 3.05. VALIDITY OF OP UNITS. The OP Units to be issued to the Contributor pursuant to this Agreement have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than Liens created by the Operating Partnership Agreement).

Section 3.06. LITIGATION. There is no action, suit or proceeding pending or, to the Operating Partnership's knowledge, threatened against the Operating Partnership or any Operating Partnership Subsidiary which, if adversely determined, would be reasonably expected to have a material adverse effect on the business, financial condition, properties or results of operations of the Operating Partnership and the Operating Partnership Subsidiaries, taken as a whole, or which would reasonably be expected to impair the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and each other agreement, document and instrument executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.07. OP AGREEMENT. Attached as Exhibit D hereto is a true and complete copy of the Operating Partnership Agreement.

Section 3.08. LIMITED ACTIVITIES. Except for activities in connection with the Debt Issuance or the Formation Transactions, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.09. NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

The Contributor hereby represents, warrants and agrees that as of the Closing Date:
Section 4.01. ORGANIZATION; AUTHORITY.

(a)The Contributor is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware. The Contributor has all requisite power and authority to enter this Agreement and each other agreement, document and instrument contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties or results of operations of the Contributor.

(b)CyrusOne LLC is a limited liability company duly organized, validly existing and in good standing under the Law of the State of Delaware. CyrusOne LLC has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties or results of operations of CyrusOne LLC.

Section 4.02. DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and each other agreement, document and instrument contemplated hereby by the Contributor has been duly and validly authorized by all necessary action of the Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors' rights and general principles of equity.

Section 4.03. OWNERSHIP OF OWNERSHIP INTERESTS. The Contributor is the record owner of the Ownership Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership such Ownership Interests free and clear of any Liens, except for Permitted Liens, and, upon delivery of the consideration for such Ownership Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens, except for Permitted Liens and Liens created by the Operating Partnership Agreement. Except as provided for or contemplated by this Agreement or any other agreement, document or instrument contemplated hereby, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the Ownership Interests or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise such Ownership Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Ownership Interests or other equity interests or profit participation of any kind in

CyrusOne LLC. All of the issued and outstanding Ownership Interests have been duly authorized and are validly issued, fully paid and non-assessable.

Section 4.04. OWNERSHIP OF THE PROPERTIES.

(a)Except as set forth on Schedule 4.04(a), CyrusOne LLC or any Subsidiary of CyrusOne LLC that owns any of the Property that is designated as owned real property in Exhibit A hereto has good and marketable title in fee simple to such Property free and clear of all Liens except Permitted Liens.

(b)Except as set forth on Schedule 4.04(b), CyrusOne LLC or any Subsidiary of CyrusOne LLC that leases any of the Property that is designated as leased real property in Exhibit A hereto has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use) of such Property, in each case free and clear of all Liens except Permitted Liens. Neither CyrusOne LLC nor any Subsidiary of CyrusOne LLC has received any written notice of any material uncured default under any of the real property leases pursuant to which it leases such Properties, and to the Contributor's knowledge there is no material uncured default by any landlord thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 4.05. CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement, each other agreement, document and instrument contemplated hereby, the transactions contemplated hereby or the other Formation Transactions, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

Section 4.06. NO VIOLATION. None of the execution, delivery or performance of this Agreement or any agreement contemplated hereby between the parties to this Agreement or the consummation of the transactions contemplated hereby or thereby (including the other Formation Transactions) does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancelation or other right under, (a) the organizational documents of the Contributor (b) any agreement, document or instrument to which the Contributor is a party or by which the Contributor is bound or (c) any term or provision of any judgment, order, writ, injunction or decree binding on the Contributor (or its assets or properties), except, in the case of (b) and (c), any such breaches or defaults that would not have a Material Adverse Effect.

Section 4.07. NON-FOREIGN PERSON. The Contributor is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

Section 4.08. TAXES. To the Contributor's knowledge, and except as would not have a Material Adverse Effect, (a) all Tax Returns and reports required to be filed with respect to the Properties and all other assets owned by CyrusOne LLC immediately prior to the transactions contemplated by this agreement (collectively, the “CyrusOne LLC Assets”) have been timely filed (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, (b) all Taxes required to be paid with respect to the CyrusOne LLC Assets have been paid and (c) no deficiencies for any Taxes have been proposed, asserted or assessed with respect to the CyrusOne LLC Assets, and no requests for waivers of the time to assess any such Taxes are pending.

Section 4.09. SOLVENCY. The Contributor has been and will be solvent at all times prior to and for the 90-day period following the transfer of the Ownership Interests to the Operating Partnership.

Section 4.10. LITIGATION. There is no action, suit or proceeding pending or, to the Contributor's knowledge, threatened against the Contributor which, if adversely determined, would reasonably be expected to impair the ability of the Contributor to execute or deliver, or perform its obligations under, this Agreement and each other agreement, document and instrument executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby or the other Formation Transactions.

Section 4.11. COMPLIANCE WITH LAWS. In connection with the operation of CyrusOne LLC , except as set forth on Schedule 4.10, to the Contributor's knowledge, the Properties have been maintained, and the Contributor has not received written notice that any such Property is not, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect. Compliance with Environmental Laws is not addressed by this Section 4.11, but rather solely by Section 4.14.

Section 4.12. EMINENT DOMAIN. There is no existing or, to the Contributor's knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Properties.

Section 4.13. LICENSES AND PERMITS. Except as set forth on Schedule 4.13, to the Contributor's knowledge, all licenses, permits or other governmental approvals (including certificates of occupancy) required to be obtained by the owner of any Property in connection with the construction, use, occupancy, management, leasing and operation of such Properties have been obtained and are in full force and effect and in good standing, except for those licenses, permits and other governmental approvals, the failure of which to obtain or maintain in good standing would not have a Material Adverse Effect.

Section 4.14. ENVIRONMENTAL COMPLIANCE. Except as set forth on Schedule 4.14, to the Contributor's knowledge, CyrusOne LLC and its Subsidiaries are currently in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect. The Contributor has not received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the Properties. No litigation in which the Contributor, CyrusOne LLC or any Subsidiary of CyrusOne LLC is a named party is pending with respect to Hazardous Materials located in, on, under or upon any of the Properties, and, to such Contributor's knowledge, no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last twelve months by any Governmental Entity or any third party. To the Contributor's knowledge, except as set forth on Schedule 4.14, there are no environmental conditions existing at, on, under, upon or affecting the Properties any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Material Adverse Effect.

Section 4.15. CUSTOMER LEASES. To the Contributor's knowledge, except as set forth on Schedule 4.15, (i) all leases, licenses, subleases, tenancies, possession agreements and occupancy agreements with tenants, subtenants or licensees related to the Properties (the “Customer Leases”) are in full force and effect, (ii) no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any such Customer Lease and (iii) no tenant under any of such Customer Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 4.16. TANGIBLE PERSONAL PROPERTY. To the Contributor's knowledge, except as set forth on Schedule 4.16, or as would not have a Material Adverse Effect, each of CyrusOne LLC and its Subsidiaries' interests in any fixtures or personal property that are reflected on the financial statements of such entity as owned by such entity, are owned free and clear of all Liens other than Permitted Liens.

Section 4.17. ZONING. Except as set forth on Schedule 4.17, the Contributor has not received (i) any written notice (which remains uncured) from any Governmental Authority stating that any of the Properties is currently violating any zoning, land use or other similar rules or ordinances in any material respect, or (ii) any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any of the Properties or any portion thereof except, in each case as would not have a Material Adverse Effect.

Section 4.18. INVESTMENT. The Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Operating Partnership as follows:

(a)The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b)The Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Law.

(c)The Contributor is knowledgeable, sophisticated and experienced in business and financial matters; the Contributor has previously invested in securities similar to the OP Units and fully understands the limitations on transfer imposed by the federal securities Law. The Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units; the Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the OP Units as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Operating Partnership and the business and prospects of the Operating Partnership which the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units; and the Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units. The Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of the Contributor's advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership's Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(d)The Contributor acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.19. NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

INDEMNIFICATION

Section 5.01. GENERAL INDEMNIFICATION. From and after the Closing Date, each party hereto (each of which is an “Indemnifying Party”) shall indemnify and hold harmless the other party and its Affiliates (each of which is an “Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other agreement, document or instrument delivered by the Indemnifying Party pursuant to this Agreement; provided, however, that: (i) the Operating Partnership shall not have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the OP Units, (B) the Contributor's breach of this Agreement, gross negligence, wilful misconduct or fraud or (C) CyrusOne LLC's operation of its business or the ownership and operation of its assets outside of the ordinary course of business prior to the Closing Date; and (ii) the Contributor shall not have any obligation under this Article to indemnify any Indemnified Party against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Properties, (B) the Operating Partnership's breach of this Agreement, gross negligence, wilful misconduct or fraud or (C) the Operating Partnership's operation of its business or the ownership and operation of its assets outside of the ordinary course of business prior to the Closing Date; and

Section 5.02. NOTICE OF CLAIMS. At the time when any Indemnified Party learns of any potential claim that is subject to indemnification pursuant to the terms of this Agreement (a “Claim”) against the Indemnifying Party it will promptly give written notice (a “Claim Notice”) to the Indemnifying Party; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, such Indemnified Party shall deliver to the Indemnifying Party, promptly after such Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to claims asserted by third parties (“Third Party Claims”). Any Indemnified Party may at its option demand indemnity under this Article V as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as such Indemnified Party shall in good faith determine that such claim is not frivolous and that such Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

Section 5.03. THIRD PARTY CLAIMS. The Indemnifying Party shall be entitled, at its own expense, to assume and control the defense of any Claims based on Third Party Claims, through counsel chosen by the Indemnifying Party and reasonably acceptable to such Indemnified Party (or any person authorized by such Indemnified Party to act on its behalf), if it gives written notice of its intention to do so to such Indemnified Party within 30 days of the receipt of the applicable Claim Notice; provided, however, that such Indemnified Party may at all times participate in such defense at its expense. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, such Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in such Indemnified Party's possession or under such Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either such Indemnified Party, on the one hand, or the Indemnifying Party, on the other hand, without the other's consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim.

Section 5.04. EXPIRATION.

(a)Subject to the limitations set forth in this Agreement, all representations, warranties, covenants and agreements (including those relating to indemnification in Section 5.01) made herein shall survive the Closing.

(b)Unless otherwise specified in this Agreement, all representations, warranties and covenants of the Indemnifying Party contained in this Agreement shall survive until twelve months after the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with the provisions of this Article V has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

Section 5.05. LIMITATIONS ON AMOUNTS.

(a)Except as provided in subparagraph (b) below, the Contributor shall not have any liability under Section 5.01 for any Losses hereunder (i) unless and until the aggregate total amount of all such Losses for which the Contributor would, but for this provision, be liable exceeds, on a cumulative basis, one percent (1%) of the aggregate fair market value as of the Closing Date of the OP Units issued to the Contributor on the Closing Date (the “OP Value”), and then only to the extent of such excess, (ii) in excess of, on a cumulative basis, ten percent (10%) of the fair market value as of the Closing Date of the OP Units issued to the Contributor in respect of any Property, to the extent such Losses are directly related to or arise out of such Property and (iii) in excess of, on a cumulative basis, ten percent (10%) of the OP Value.

(b)The limitations in subparagraph (a) above shall not apply to any Losses resulting from breach of Section 4.04 with respect to a specific Property unless and until such time as the Operating Partnership (or a Subsidiary of the Operating Partnership) obtains an endorsement providing the Operating Partnership with the benefit of the existing title insurance policy held by CBI or one of its Subsidiaries with respect to such Property, if any, or a new title insurance policy for the benefit of the Operating Partnership (or a Subsidiary of the Operating Partnership) in the same amount as the lenders' title insurance policy required to be obtained under the CyrusOne Credit Agreement.

Section 5.06. EXCLUSIVE REMEDY. In furtherance of the foregoing, the Indemnified Party hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Indemnifying Party arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Article V. The foregoing sentence shall not limit the Indemnified Party's right to specific performance or injunctive relief in connection with the breach by the Indemnifying Party of the provisions of this Agreement.

Section 5.07. TAX TREATMENT. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.01. COVENANTS OF THE CONTRIBUTOR. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement or the other agreements, documents and instruments contemplated hereby, the Contributor shall not:

(a)sell, transfer or otherwise dispose of all or any portion of the Ownership Interests;

(b)mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Ownership Interests;

(c)amend the LLC Agreement; or

(d)adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to CyrusOne LLC.

Section 6.02. COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement and the other Formation Transactions and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 6.03. TAX AGREEMENT. The Operating Partnership shall account for any variation between the tax basis of any Contributed Asset and its fair market value at the time of its contribution to the Operating Partnership under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the general partner of the Operating Partnership.

ARTICLE VII

WAIVERS AND CONSENTS

Effective upon the Closing of the contribution of Ownership Interests and the exchange of OP Units pursuant to Article I herein, the Contributor waives and relinquishes all rights and benefits otherwise afforded to the Contributor under any agreement, including any rights of appraisal or rights of first offer or first refusal, and any and all notice provisions related thereto.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) five Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one Business Day after being sent by a nationally recognized overnight courier or (d) when transmitted by facsimile or electronic mail if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the Operating Partnership to:
c/o CyrusOne Inc.
1649 West Frankford Road
Carrollton, Texas 75007
Facsimile: 713-965-0106
Email: customerservice@cyrusone.com
Attention: General Counsel

if to the Contributor, to:
c/o Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Facsimile: 513-721-7358
Email: christopher.wilson@cinbell.com
Attention: General Counsel

Section 8.02. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a)“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(c)“CBI” means Cincinnati Bell Inc., an Ohio corporation.

(d)“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(e)“CyrusOne Credit Agreement” means the credit agreement by and among the Operating Partnership, as borrower, Deutsche Bank, as administrative agent, certain subsidiaries of the REIT as guarantors, and the financial institutions party thereto as lenders, to be entered into prior to or on the Closing Date.

(f)“Environmental Law” means Laws or Orders of any Governmental Authority relating to pollution or protection of the environment or natural resources (including the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of any Hazardous Material) or occupational health and safety, such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right‑to‑ Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy act of 1982, 42 U.S.C. Section 10101 et seq.

(g)“Environmental Permits” means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

(h)“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(i)“Hazardous Material” means any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic or as a pollutant or contaminant (or words of similar import) pursuant to any Environmental Law, including any petroleum, waste oil or petroleum constituents or by-products.

(j)“Law” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(k)“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(l)“LLC Agreement” means the limited liability company agreement of CyrusOne LLC (including all amendments and restatements thereof).

(m)“Material Adverse Effect” means a material adverse effect on the business, financial condition, properties or results of operations of the REIT and its Subsidiaries, taken as a whole.

(n)“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of November 20, 2012.

(o)“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

(p)“Permitted Lien” means:

(i)Liens securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;

(ii)zoning laws and ordinances applicable to the Properties that are not violated by the existing structures or present uses thereof or the transfer of the Properties;

(iii)Liens imposed by laws, such as carriers', warehousemen's and mechanics' liens, and other similar liens arising in the ordinary course of business that secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

(iv)non-exclusive easements for public utilities and other operational purposes that do not materially interfere with the current use of the Properties; and

(i)    any other liens that do not materially interfere with the current use or operation of the Properties.

(q)“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(r)“REIT Common Stock” means the common stock, par value $0.01 per share, of the REIT.

(s)“Release” means any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(t)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u)“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest or (ii) (A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture, trust or other legal entity.

(v)“Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

(w)“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 8.03. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 8.04. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, including the exhibits and schedules hereto constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 8.05. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, regardless of any Law that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.06. ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of Law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void and of no force and effect, except that each of the Operating Partnership and the Contributor may assign its rights and obligations hereunder to an Affiliate.

Section 8.07. JURISDICTION. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any New York State court sitting in the County of New York and (b) the United States District Court for the Southern District of New York, for the purposes of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth in Section 8.01 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any New York State court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.08. SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.09. RULES OF CONSTRUCTION.

(a)The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in agreement, document or instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, document, instrument or statute defined or referred to herein or in any agreement, document or instrument that is referred to herein means such agreement, document, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements, documents and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.10. EQUITABLE REMEDIES. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties are entitled under this Agreement or otherwise at law or in equity.

Section 8.11. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.12. NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or the Contributor.

Section 8.13. AMENDMENT; WAIVER. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

CYRUSONE LP
By:	CyrusOne GP
Sole General Partner

By:	CyrusOne Inc.
Sole Trustee of CyrusOne GP

By:	/s/ Kimberly H. Sheehy
Name:	Kimberly H. Sheehy
Title:	Chief Financial Officer and Treasurer

CONTRIBUTOR

DATA CENTER INVESTMENTS INC.

By:	/s/ Christopher J. Wilson
Name:	Christopher J. Wilson
Title:	Vice President, General Counsel and Secretary

EXHIBITS
Exhibit A:    Properties
Exhibit B:     Formation Transactions
Exhibit C:    Operating Partnership Subsidiaries
Exhibit D:    Operating Partnership Agreement

EXHIBIT A

PROPERTIES

Owned Real Property

Common Name and Address	City	State & Zip Code
Mason - 4800 Parkway Drive	Mason	Ohio 45040
Goldcoast - 11500 Goldcoast Drive	Cincinnati	Ohio 45249
Lebanon - 401 Kingsview Drive	Lebanon	Ohio 45036
7th Street - 229 West Seventh Street	Cincinnati	Ohio 45202

Leased Real Property

Common Name and Address	City	State & Zip Code	Landlord/Owner	Name of Lease
7th Street Data Center - 209 West Seventh Street	Cincinnati	Ohio 45202	Cincinnati Bell Telephone Company LLC	Data Center and Office Lease Agreement dated 10/29/2012 between Cincinnati Bell Telephone Company LLC and CyrusOne Inc.
Blue Ash Data Center - 10150 Alliance Road	Blue Ash	Ohio 45242	Catholic Healthcare Partners	Sublease Agreement dated 1/1/2009 between Catholic Healthcare Partners and Mercy Health Partners of Southwest Ohio and Cincinnati Bell Technology Solutions Inc.
Hamilton Data Center - 101 Knightsbridge Drive	Hamilton	Ohio 45011	Vora Technology Park LLC	Commercial Lease dated 11/1/2006 between Vora Technology Park LLC and Cincinnati Bell Technology Solutions Inc.
Florence Data Center - 7200 Industrial Road	Florence	Kentucky 41042	Duke Energy Kentucky, Inc.	Lease dated September 9, 2004 between Duke Energy Kentucky, Inc. and Cincinnati Bell Technology Solutions Inc.
Singapore Data Center - 29A International Business Park	Jurong East	Singapore	Digital Singapore Jurong East PTE. LTD.	Deed of Turn Key Datacenter Lease dated 8/3/2011 between Digital Singapore Jurong East PTE. LTD. and CBTS UK Limited
London, UK Data Center - Kestral Way	Woking	Surrey	Sentrum IV Limited	Lease dated 10/7/2011 Sentrum IV Limited and CBTS UK Limited Inc.

EXHIBIT B-1

FORMATION TRANSACTIONS

1.	Data Centers South Inc. (“Data Centers South”) is formed as a Delaware corporation.

2.	Data Center Investments Inc. (“Data Center Investments”) is formed as a Delaware corporation.

3.	Data Centers South Holdings LLC (“DCS Holdco”) is formed as a Delaware limited liability company.

4.	Data Center Investments Holdco LLC (“DCI Holdco”) is formed as a Delaware limited liability company.

5.	GramTel Inc., a Virginia corporation, merges with and into CyrusOne Inc., a Delaware corporation (“CyrusOne Inc.”), with CyrusOne Inc. surviving.

6.
Cincinnati Bell Technology Solutions Inc., a Delaware corporation (“CBTS”), transfers its long haul fiber network assets and data center asset and assigns its interests in leases associated with its data center business to CyrusOne Inc. in exchange for the constructive issuance of CyrusOne Inc. shares and CyrusOne Inc.'s assumption of liabilities related to such assets and leases.

7.
Cincinnati Bell Telephone Company LLC, an Ohio limited liability company (“CBT”), sells its data center building located at 229 West Seventh Street to CyrusOne Inc. for $18 million payable in the form of a promissory note from CyrusOne Inc. to CBT.

8.	CBTS contributes the stock of CyrusOne Inc. to Data Center Investments in exchange for the stock of Data Center Investments.

9.	CyrusOne Inc. converts to CyrusOne LLC, a limited liability company (“CyrusOne LLC”), pursuant to Delaware law.

10.
CyrusOne LLC transfers its high-basis assets to Data Centers South in exchange for the transfer of Data Centers South stock to CyrusOne LLC and the assumption of certain liabilities of CyrusOne LLC (including a portion of the intercompany debt owed by CyrusOne LLC to CBTS and all of the intercompany debt owed by CyrusOne LLC to Cincinnati Bell Inc., an Ohio corporation (“CBI”)).

11.	Data Center Investments assumes remaining portion of intercompany debt owed by CyrusOne LLC to CBTS.

12.	CyrusOne LLC distributes the stock of Data Centers South to Data Center Investments.

13.	Data Center Investments transfers interests in CyrusOne LLC to CyrusOne LP, a Maryland limited partnership (“CyrusOne LP”), in exchange for CyrusOne LP limited partnership interests.

14.	Data Centers South transfers its high-basis assets to CyrusOne LP in exchange for CyrusOne LP limited partnership interests and CyrusOne LP's assumption of Data Center Investment's liabilities.

15.	CyrusOne LP transfers its high-basis assets to CyrusOne LLC.

16.	Data Center Investments transfers its limited partnership interests in CyrusOne LP to DCI Holdco.

17.	Data Centers South transfers its limited partnership interests in CyrusOne LP to DCS Holdco.

18.	CBI, CBTS, CBT, CyrusOne LLC and CyrusOne LP enter into intercompany agreements.

EXHIBIT B-2

FORMATION TRANSACTIONS

1.	Data Centers South Inc. (“Data Centers South”) is formed as a Delaware corporation.

2.	Data Center Investments Inc. (“Data Center Investments”) is formed as a Delaware corporation.

3.	Data Centers South Holdings LLC (“DCS Holdco”) is formed as a Delaware limited liability company.

4.	Data Center Investments Holdco LLC (“DCI Holdco”) is formed as a Delaware limited liability company.

5.	GramTel Inc., a Virginia corporation, merges with and into CyrusOne Inc., a Delaware corporation (“CyrusOne Inc.”), with CyrusOne Inc. surviving.

6.
Cincinnati Bell Technology Solutions Inc., a Delaware corporation (“CBTS”), transfers its long haul fiber network assets and data center asset and assigns its interests in leases associated with its data center business to CyrusOne Inc. in exchange for the constructive issuance of CyrusOne Inc. shares and CyrusOne Inc.'s assumption of liabilities related to such assets and leases.

7.
Cincinnati Bell Telephone Company LLC, an Ohio limited liability company (“CBT”), sells its data center building located at 229 West Seventh Street to CyrusOne Inc. for $18 million payable in the form of a promissory note from CyrusOne Inc. to CBT.

8.	CBTS contributes the stock of CyrusOne Inc. to Data Center Investments in exchange for the stock of Data Center Investments.

9.	CyrusOne Inc. converts to CyrusOne LLC, a limited liability company (“CyrusOne LLC”), pursuant to Delaware law.

10.
CyrusOne LLC transfers its high-basis assets to Data Centers South in exchange for the transfer of Data Centers South stock to CyrusOne LLC and the assumption of certain liabilities of CyrusOne LLC (including a portion of the intercompany debt owed by CyrusOne LLC to CBTS and all of the intercompany debt owed by CyrusOne LLC to Cincinnati Bell Inc., an Ohio corporation (“CBI”)).

11.	Data Center Investments assumes remaining portion of intercompany debt owed by CyrusOne LLC to CBTS.

12.	CyrusOne LLC distributes the stock of Data Centers South to Data Center Investments.

13.
Data Centers South transfers its high-basis assets to CyrusOne LP, a Maryland limited partnership (“CyrusOne LP”), in exchange for CyrusOne LP limited partnership interests and CyrusOne LP's assumption of Data Center Investment's liabilities.

EXHIBIT C

OPERATING PARTNERSHIP SUBSIDIARIES

1.	CyrusOne Finance Corp. - 100%

EXHIBIT D

OPERATING PARTNERSHIP AGREEMENT

Schedule 3.03
Consents and Approvals

None

Schedule 4.04(a)
Ownership of the Properties - owned real property

None

Schedule 4.04(b)
Ownership of the Properties - leased real property

None

Schedule 4.11
Compliance with Laws

None

Schedule 4.13
Licenses and Permits

None

Schedule 4.14
Environmental Compliance

None

Schedule 4.15
Material Customer Leases

None

Schedule 4.16
Tangible Personal Property

None

Schedule 4.17
Zoning

None